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                                                                     EXHIBIT 5.1

                         GOODMAN WEISS MILLER GOLDFARB
                         100 Erieview Plaza, 27th Floor
                           Cleveland, Ohio 44114-1824
                           Telephone: (216) 696-3366
                           Telecopier: (216) 363-5835


                               February 23, 1996

Board of Directors
Telxon Corporation
3330 West Market Street
Akron, Ohio 44333

Re: Registration Statement on Form S-3 relating to 5 3/4 % Convertible Subordinated Notes due 2003 and the resale of up to 3,000,000 shares of Common Stock, par value $.01 per share

Gentlemen:

     We have acted as counsel to Telxon Corporation (the "Company"), a Delaware corporation, in connection with its registration for resale of $82,500,000 of its 5 3/4% Convertible Subordinated Notes due 2003 (the "Notes") and 3,000,000 shares of Common Stock issuable upon conversion of the Notes (the "Common Stock") as described in the Company's Registration Statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement").

     We are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Notes and the authorization of the Common Stock. It is our opinion that the Notes have been duly authorized and are validly issued and that the Common Stock, when issued in accordance with the terms of the Notes, will be duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                    Very truly yours,

                                    /s/   Goodman Weiss Miller Goldfarb

                                    GOODMAN WEISS MILLER GOLDFARB